Dobson CC Limited Partnership and Bank of America Working
                         Toward Completion of Agreement

OKLAHOMA CITY, April 22, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) announced today that its majority shareholder, Dobson CC Limited Partnership (DCCLP), has advised the Company that DCCLP and Bank of America,
N.A. have extended the time for the completion of the amendment and restructuring of DCCLP's loan to Friday, April 25, 2003.

On March 31, 2003, DCCLP announced that it had reached an agreement in principle with Bank of America for the amendment and restructuring of the loan. Under the agreement in principle, DCCLP will maintain controlling interest in Dobson Communications, and any change of control risk (under the credit agreements, indentures and preferred stock provisions to which Dobson Communications and its subsidiaries are parties) arising from a subsequent default under the restructured loan would be permanently eliminated. DCCLP stated today that the key terms of the agreement, including the elimination of the change of control risk, remain unchanged from March 31.

The agreement in principle is not binding on either party and is subject to the completion of a definitive agreement. Dobson Communications can provide no assurance that DCCLP and Bank of America will complete the transactions provided for in the agreement in principle.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, Dobson serves markets in 17 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

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CONTACT: Dobson Communications, Oklahoma City
         J. Warren Henry
         (405) 529-8820